9-5-2006

                       ADVISORY SERVICES AGREEMENT - TERMS


         This Agreement is made and entered into as of May 30, 2006 by and between Narrowstep, Inc. (the "Company") and Granahan McCourt Advisors, LLC (the "Advisor").


         1. SERVICES. From time to time upon the Company's request, the Advisor shall perform for the Company the advisory services listed or described in Exhibit A: "Scope of Services" attached hereto, as may be amended from time to time upon the written agreement of the Advisor and the Company (the "Services").

         2. STAFFING. The Advisor shall perform the Services through David McCourt of such other personnel as may be designated by the Advisor from time to time. The Company shall have the right to cause the Advisor to remove from performing Services to the Company any individual to whom the Company reasonably objects. The Advisor shall take reasonable and appropriate measures to insure that the personnel who perform the Services are competent and qualified to do so.

         3. TERM. This Agreement shall commence on the date hereof (the "Effective Date") and shall continue for a minimum of 120 days from the Effective Date and shall thereafter terminate on the 30th day after any party hereto gives notice of the termination of this Agreement.

         4. COMPENSATION FOR SERVICES. In consideration of the Services, the Company shall pay the Advisor as follows:

                  (a) The Company shall pay the Advisor a monthly fee of $12,600 (or a pro rated portion thereof for partial calendar months) payable in advance on June 1, 2006 and on the first business day of each calendar month thereafter during the term hereof.

                  (b) On the Effective Date, the Company shall issue to the Advisor 100,000 shares of its common stock (the "Shares"), which shall be subject to forfeiture as provided herein., at a price equal to the fair market value on the Effective Date. On the first business day of the calendar month following the Effective Date, 8,337 shares shall vest and on the first business day of every calendar month thereafter, an additional 8,333 shares shall vest. The expiration or termination of this Agreement (other than as a result of an uncured material breach by the Advisor of the terms hereof) shall not affect the future vesting of any unvested shares. The Advisor shall not sell or otherwise transfer or dispose of the Shares prior to the date on which they vest but shall otherwise be entitled to exercise all of the rights of a holder of the Shares, including, without limitation, the right to vote and receive dividends, prior to the time the Shares vest.

                  (c) The Advisor shall be entitled to receive warrants ("Warrants") to purchase 2,000 shares of common stock (subject to adjustment in the event of any stock split, reverse stock split, stock dividend or other similar change in the common stock) for each Day of Service provided by David C. McCourt, subject to a monthly cap of 10,000 shares. A "Day of Service" shall be defined as any day in which Mr. McCourt attends an in-person meeting (or attends a telephonic meeting of two hours or more) with the Board or with an executive officer of the Company and renders Services. The Company acknowledges that the Advisor shall be entitled to Warrants covering 6,000 shares of common stock for Days of Service provided by the Advisor

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in March, April and May. Consistent with other similar arrangements of the
Company, the Warrants shall (i) be granted in arrears semiannually promptly following the filing of the Company's Annual Report on From 10-KSB with the Securities and Exchange Commission (the "SEC"), and the filing of the Company's Quarterly Report on Form 10-QSB with the SEC for the second fiscal quarter, (ii) be exercisable for a period of five years from the date of grant, (iii) have an exercise price equal to the closing bid price of the common stock on the trading day immediately preceding the date of grant (subject to adjustment as indicated above) and (iv) otherwise be in the form customarily used by the Company for similar arrangements. In the event that David McCourt or any other designee of the Advisor becomes a director of the Company, the Advisor shall no longer be entitled to receive Warrants for any "Day of Service" to the extent resulting from Mr. McCourt's or such other designee's service as a director of the Company, including his attendance at or participation in a meeting of the Company's Board of Directors or any committee thereof.

                  (d) The Advisor represents and warrants that it is an "accredited investor" as defined under Regulation D of the Securities Act of 1933, as amended (the "Act"). The Advisor acknowledges that the Shares, the Warrants and the shares of common stock issuable upon exercise of the Warrants (collectively, the "Securities") have not been registered under the Act, or any State securities laws and, therefore, may not be resold or transferred by the Advisor unless they are subsequently registered under the Act and applicable State securities or "Blue Sky" laws or exemptions from such registration are available. No sale or other transfer of the Securities may be made without the Company's consent unless (i) the offer and sale of the Securities has been registered under the Act and applicable State securities or "Blue Sky" laws, or
(ii) the offer and sale of the Securities is exempt under the Act and such laws and the Company has received an opinion of counsel (in form and substance reasonably satisfactory to the Company) to that effect. Further, the Advisor acknowledges that a legend summarizing the restrictions described above will be placed on the certificates representing the Securities.


         5. REIMBURSEMENT FOR EXPENSES. In addition to payment(s) under Section 4, the Company shall reimburse the Advisor for all reasonable out-of-pocket expenses incurred by the Advisor in the performance of the Services, including, but not limited to, expenses for travel, lodging and meals, and other relevant expenses provided that such expenses have been agreed to by the Company in advance, and provided further that the Company shall reimburse expenses (in amounts consistent with the Company's expense reimbursement policy for Directors and Officers) associated with Mr. McCourt's 2 Days of Service in March and April. Payment shall be made within 30 days of the Company receiving the Advisor's statement of such expenses.

         6. CONFIDENTIAL INFORMATION. (a) The Advisor recognizes that during the course of performing Services hereunder the Advisor will have access to and will acquire confidential and proprietary information relating to the Company, its subsidiaries and affiliates (the "Proprietary Information"). The Advisor acknowledges that the Proprietary Information has been and will continue to be of critical importance to the business and operations of the Company, its subsidiaries and affiliates. Accordingly, the Advisor shall use such Proprietary Information only in connection with the provision of Services hereunder and shall not, without the express prior written consent of the Company, directly or indirectly disclose any Proprietary Information to any other person or use any such Proprietary Information, either directly or indirectly, for his benefit or for the benefit of any third party. Upon any termination or expiration of this


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Agreement, the Advisor shall return to the Company all Proprietary Information provided to the Advisor by the Company, its subsidiaries or affiliates and shall destroy all other Proprietary Information then in his possession or subject to his control and shall certify such destruction to the Company. Under no circumstances shall the Advisor retain any copies of materials containing Proprietary Information, or any documents, notes, memoranda, studies, analyses or other material reduced to a tangible form containing Proprietary Information. The Advisor's obligations under this Section 6(a) shall survive any termination or expiration of this Agreement forever.

         (b) The term "Proprietary Information" does not include information which (i) is or becomes generally available to the public (other than as a result of a disclosure by the Advisor or a representative of the Advisor), (ii) becomes available to the Advisor on a non-confidential basis from a source other than the Company or one of its representatives which the Advisor reasonably believes is entitled to disclose it, or (iii) was already in the Advisor's possession on a non-confidential basis prior to its disclosure to the Advisor by the Company or one of its representatives.

         (c) The Advisor acknowledges that, in the event of any breach of this
Section 6 by him, the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, the Company, in addition to any other remedy to which it may be entitled, shall be entitled to temporary, preliminary and permanent injunctive relief to prevent breaches of the provisions of this Section 6 and to compel specific performance of the provisions hereof. The Company shall not be required to post a bond or other security in connection with the granting of any such relief. These remedies shall not be deemed to be exclusive remedies for a violation of this Agreement but shall be in addition to all other remedies available to the Company at law or in equity.

         7. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless the Advisor, its affiliates and independent contractors, and its and their respective managers, members, directors, officers, employees and agents (each, an "Indemnified Party") from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees) as they accrue (collectively, "Losses") relating to, or arising from or in connection with, the performance of the Services, except to the extent such Losses arise from the negligence or willful misconduct of the Indemnified Party. The provisions of this Section 7 shall survive any termination or expiration of this Agreement.

         8. RELATIONSHIP OF PARTIES. This Agreement does not constitute, and shall not be construed as constituting, an agency, partnership, or joint venture relationship between the Company and the Advisor. Neither party shall have the right to obligate or bind the other party in any manner whatsoever.

         9. MISCELLANEOUS. This Agreement shall be construed and governed under the laws of the State of New Jersey. Except as otherwise provided herein, the terms and provisions of this Agreement shall constitute the entire agreement between the parties with respect to its subject matter and shall supersede any prior agreement. Notices under this Agreement must be in writing and may be given by any means for which receipt may be verified. This Agreement may be amended or modified, and any provision hereof may be waived, only by a writing signed by each of the parties.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                Narrowstep Inc.



                                                 /S/ STEVEN A. CROWTHER

                                                Name:  Steven A. Crowther

                                                Title:   SVP and Chief Financial
                                                         Officer



                                                Granahan McCourt Advisors, LLC



                                                /S/ ELLYN M. ITO

                                                Name:  Ellyn M. Ito

                                                Title:   Chief Financial Officer


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                          EXHIBIT A: Scope of Services


I.  M&A STRATEGY

Granahan McCourt Advisors will advise in the development of an M&A strategy as follows:

         o        Identification of industry dynamics and growth sectors
         o Identification of key companies for partnership or acquisition targets
         o Target valuation and preliminary due diligence, however it being understood that full due diligence will be undertaken by the Company's duly appointed financial and legal advisors.
         o Negotiation assistance and transaction structuring o Financing options - equity, debt, privatization, divestitures, etc.

II.  BANDWIDTH SCALABILITY

Granahan McCourt Advisors will advise in the area of procuring and managing bandwidth as follows:

         o Trend analysis for the future direction of the bandwidth market
         o Determination of how and where the Company should scale the CDN through analysis of
                  o Bandwidth consumption and 24-month demand forecast - how much bandwidth customers currently consume by channel, by customer, by month, by geography and what is the growth prediction for the next 2 years based on consumer patterns and Narrowstep's revenue growth model.
                  o Bandwidth providers alternatives - large CDNs in North America and other parts of the world, strategic relationships with large network operators, peering relationships, etc,
         o Leverage Granahan McCourt industry relationships to begin negotiations for favorable terms, determine partnerships that may be pooled for enhanced bargaining power, etc.


III.  ADVERTISING


Granahan McCourt Advisors will advise Narrowstep in the development of a "go-to-market" advertising strategy for North America:

         o Determination of key media buyers for Narrowstep's North American market
         o Leverage relationships to provide "warm" introduction to agencies and buyers
         o Explore and develop partnership model with ad agencies and media buyers
         o        Determine "grassroots" methods for tapping niche advertisers
         o Assist in the development of a Media Kit for send out to agencies & media buyers as well as a version for posting on the Narrowstep website

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         o        Assist in the development of a tailored "Advertising Toolkit"
                  for channel operators indicating methods for accessing media buyers, niche advertisers, Narrowstep media partners, etc. operators

IV.  RECRUITMENT

Granahan McCourt Advisors will assist in the recruitment of key personnel as directed by the Company. Specifically, Granahan McCourt Advisors will:

         o Review any employee contracts and suggest exit packages for the release of any employee
         o Assist in determining the profile, competencies and necessary skills for key positions
         o Manage the confidential recruiting process for key positions & assist with the negotiations and preparation of Employment Agreements for key individuals who will be joining the company
         o Prepare communication and talking points for employees, the public and investor communities to explain any relevant changes

V.  TELECOMMUNICATIONS COMPANY STRATEGY

Granahan McCourt Advisors will:

         o Work with the company in developing streamlined value propositions for 5-10 telcos.

         o Work in concert with Narrowstep senior management in opening the doors and pitching services to companies.

VI.  Board Advisory Services

Granahan McCourt Advisors shall make David McCourt available to:

o Provide strategic advice regarding Company operations based on industry standards and baseline measures
o Provide insight regarding Company performance; propose strategic solutions to improve performance
o        Propose new strategies and ideas to increase shareholder value
o Assist board in considering key decisions - providing scenarios and options based on key factors
o Help guide and mediate Board actions with respect to organizational priorities and governance concerns
o Leverage leadership role in industry to promote the Company, and support the Company in achieving goals.





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